Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS COMPLETES THIRD YEAR OF TRANSFORMATION

WITH STRONG END TO FISCAL 2018

TIME CHANGE: Due to Separately-Announced Agreement to Acquire Pinnacle Foods,

Conagra Brands’ Previously-Scheduled Conference Call Rescheduled to 9:30 AM Eastern Time Today

CHICAGO, June 27, 2018 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full fiscal year 2018, which ended on May 27, 2018. All comparisons are against the prior year fiscal period, unless otherwise noted.

Fourth Quarter Highlights

•	In the quarter, net sales grew 5.6%, and organic net sales[1] grew 2.0%.

•	Gross margin expanded 85 basis points to 29.3%; adjusted[2] gross margin expanded 12 basis points to 29.2%.

•	Every segment showed operating profit growth and operating margin expansion.

•	The Refrigerated & Frozen segment continued its strong momentum with 7.9% net sales growth and 5.2% organic net sales growth. This is the segment’s fourth consecutive quarter of organic net sales growth.

•	Sales trends continue to improve in the Grocery & Snacks segment with 7.1% net sales growth and 1.1% organic net sales growth. The segment has now reported three consecutive quarters of consumption growth.

•	Diluted earnings per share (EPS) from continuing operations decreased from $0.36 to $0.18 in the quarter, and adjusted diluted EPS from continuing operations grew 35.1% from $0.37 to $0.50.

Full-Year Highlights

•	For the full fiscal year, net sales grew 1.4%, and organic net sales declined 0.2%, near the high end of the full year guidance range.

•	Despite higher-than-expected inflation, full year adjusted operating margin was within the original full year guidance range.

•	For the full fiscal year, EPS from continuing operations increased 56.0% to $1.95, and adjusted diluted EPS from continuing operations grew 21.3% to $2.11.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Fiscal 2018 marked another year of tremendous progress in our transformation, despite a challenging inflationary environment. The year was further proof that we are squarely on track to deliver on the long-term commitments we presented at our 2016 investor day. Since then, we have improved our sales performance with innovation,

[1]	Organic net sales excludes the impact of foreign exchange and divested businesses, as well as acquisitions (until the anniversary date of the acquisitions). All references to changes in volume and price/mix are based on organic net sales.
[2]

“Adjusted” financial measures, including organic net sales, are non-GAAP financial measures. Please see the end of this release for reconciliations to the most directly comparable GAAP financial measures.

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renovation and enhanced marketing capabilities. We’ve also driven profitability through a focus on executional excellence and we created an externally-focused, results-oriented culture. Clearly, our hard work is paying off with improved and more consistent performance, and I am very proud of the progress we have made over the past three years.”

Connolly added, “Looking ahead, our fiscal 2019 guidance anticipates solid growth in our net sales, adjusted gross profit, and adjusted operating profit, consistent with our long-term plan. We are confident we will sustain the progress we’ve made on our fundamentals, and we are well-positioned to continue to drive meaningful value creation. Our pending acquisition of Pinnacle Foods, which we also announced this morning, will further enhance our progress and we expect it will provide incremental opportunities to capture value for our shareholders.”

Total Company Fiscal 2018 Results

For the full fiscal year, net sales increased 1.4%. Organic net sales decreased 0.2% as price/mix favorability of 1.3% was more than offset by a volume decline of 1.5%. Growth from new innovation was more than offset by the Company’s actions to build a higher quality revenue base and invest in retailer marketing to drive brand saliency, enhanced distribution, and consumer trial.

For the full fiscal year, gross profit increased 0.4%. Adjusted gross profit decreased 0.5% as strong supply chain realized productivity, favorable price/mix, and profit contribution from acquisitions were more than offset by higher-than-expected input costs and transportation expenses, lower volume, and the previously-mentioned retailer marketing.

For the full fiscal year, diluted EPS from continuing operations grew 56.0%, and adjusted diluted EPS from continuing operations grew 21.3%. The increases were primarily driven by fewer shares outstanding, lower selling, general, and administrative (SG&A) expenses, higher equity method investment earnings, and a reduction in the effective tax rate.

Total Company Fourth Quarter Results

Net sales grew 5.6% in the quarter with recent acquisitions and foreign exchange adding 330 basis points and 30 basis points to the net sales growth rate, respectively. Organic net sales grew 2.0% driven by solid growth in both domestic retail segments. While the Company continued to invest in retailer marketing to drive brand saliency, enhanced distribution, and consumer trial, every reporting segment showed favorability in both net pricing and mix.

Gross profit increased 8.8% to $575 million in the quarter and adjusted gross profit increased 6.1% to $573 million. The increases were primarily driven by favorable price/mix, strong supply chain realized productivity, and the contribution of recent acquisitions. These benefits were partially offset by higher input costs and transportation expenses. In the quarter, gross margin improved 85 basis points to 29.3%, and adjusted gross margin improved 12 basis points to 29.2%.

Diluted EPS from continuing operations decreased from $0.36 to $0.18 in the quarter. Adjusted diluted EPS from continuing operations grew 35.1% to $0.50, primarily driven by higher gross profit as outlined above, a reduction in the effective tax rate, and fewer shares outstanding.

Grocery & Snacks Segment Fourth Quarter Results

Net sales for the Grocery & Snacks segment increased 7.1% to $803 million in the quarter, and organic net sales increased 1.1% as the acquisitions of the Duke’s, BIGS, and Angie’s BOOMCHICKAPOP businesses added 600 basis points to the net sales growth rate. Volume declined 0.3% as growth from innovation and strong growth in snacking businesses such as Slim Jim, Orville Redenbacher’s, and Act II were more than offset by planned discontinuations of lower-performing products. Price/mix increased 1.4% as favorable mix improvements from recent innovation and higher net pricing more than offset continued investments in retailer marketing to drive brand saliency, enhanced distribution, and consumer trial.

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Operating profit for the segment increased from $51 million to $173 million, largely driven by the prior-year period’s intangible impairment charges of $67 million pre-tax related to the Chef Boyardee brand and other costs of $31 million pre-tax related to a Wesson oil production facility. Adjusted operating profit increased 13.7% as favorable price/mix, supply chain realized productivity, and the contribution of recent acquisitions were partially offset by higher input costs and transportation expenses.

Refrigerated & Frozen Segment Fourth Quarter Results

Net sales for the Refrigerated & Frozen segment increased 7.9% to $691 million in the quarter, and organic net sales grew 5.2% as the acquisition of Sandwich Bros. of Wisconsin added 270 basis points to the net sales growth rate. Volume grew 2.9% behind continued core business improvements and innovation launches in the Marie Callender’s, Healthy Choice, and Banquet branded businesses. While the Company continued to invest in retailer marketing to drive brand saliency, enhanced distribution, and consumer trial, price/mix increased 2.3% behind favorability in both net pricing and mix.

Operating profit for the segment increased 15.0% in the quarter, and adjusted operating profit increased 14.9%. Strong supply chain realized productivity, volume growth, and favorable price/mix more than offset higher input costs and transportation expenses.

International Segment Fourth Quarter Results

Net sales for the International segment increased 2.0% to $209 million in the quarter, and organic net sales decreased 0.6% as foreign exchange favorably impacted the net sales growth rate by 260 basis points. Volume decreased 2.5% and price/mix increased 1.9%, reflecting the impacts of the ongoing value over volume strategy.

The segment reported an operating profit of $18 million in the quarter from an operating loss of $11 million in the prior-year period. The prior-year period included pre-tax goodwill and intangible impairment charges of $28 million related to the Canadian and Mexican businesses. Adjusted operating profit increased 6.4% in the quarter as favorable price/mix and supply chain realized productivity more than offset the impact of higher input costs.

Foodservice Segment Fourth Quarter Results

Net sales for the Foodservice segment decreased 1.2% to $264 million in the quarter. Volume decreased 5.4% as the segment continues to execute the value over volume strategy. Price/mix increased 4.2% driven by improved product mix as well as pricing to cover inflation.

Operating profit increased 14.6% in the quarter as the benefits of favorable price/mix and supply chain realized productivity for the segment more than offset the previously-mentioned decrease in volume as well as increased input costs.

Other Fourth Quarter Items

Corporate expenses increased from $59 million to $207 million in the quarter, primarily driven by legal matters, including $151 million related to certain legal reserves. Adjusted corporate expenses increased 1.5% to $55 million, as lower employee-related costs were offset by reduced transition service agreement income.

Advertising and promotion (A&P) expense decreased 21.2% to $59 million in the quarter as the Company continued to shift investments from A&P marketing to retailer marketing in order to drive brand saliency, enhanced distribution, and consumer trial.

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Equity method investment earnings decreased just over $1 million to $18 million. In the year-ago period, the Ardent Mills joint venture benefitted from more favorable market conditions.

Net interest expense increased 18.7% to $45 million in the quarter, primarily driven by more debt outstanding compared to the prior year period.

Capital Allocation

In the quarter, the Company paid a quarterly dividend of $0.2125 per share. In light of the Company’s pending acquisition of Pinnacle Foods, the Company intends to maintain its quarterly dividend at the current annual rate of $0.85 per share during fiscal 2019. In the future, the Company expects modest dividend increases while it focuses on deleveraging, subject to the approval of its Board of Directors.

In the quarter, the Company repurchased approximately 3 million shares of its common stock for $107 million.

In May 2018, the Company’s Board of Directors approved an additional $1 billion share repurchase program. The Company’s total current authorization is approximately $1.4 billion and has no expiration date. The Company plans to repurchase shares under its authorized program only at times and in amounts as is consistent with the prioritization of achieving its leverage targets.

As previously disclosed, on February 26, 2018, the Company borrowed $300 million pursuant to a term loan agreement entered into on February 22, 2018. The Company used the proceeds from this borrowing to make a voluntary pension plan contribution of $300 million.

Portfolio Update

As announced in a separate press release today, the Company has entered into a definitive agreement under which Conagra Brands will acquire all the outstanding shares of Pinnacle Foods for $43.11 in cash and 0.6494 shares of Conagra Brands common stock per share of Pinnacle Foods common stock in a transaction valued at approximately $10.9 billion, including Pinnacle Foods’s outstanding net debt. This represents an implied price of $68.00 per share of Pinnacle Foods. The transaction is expected to close by the end of calendar 2018, subject to Pinnacle Foods shareholder approval, regulatory approvals and other customary closing conditions.

The previously-announced divestiture of the Company’s Canadian Del Monte processed fruit and vegetable business to Bonduelle Group is expected to close in July 2018.

On May 31, 2018, the Company sold its Trenton, Missouri production facility. As a result of the transaction, the Company’s Foodservice segment exited a non-core co-manufacturing arrangement that generated approximately $79 million of net sales in fiscal 2018. The absence of the related business in fiscal 2019 will serve as a headwind to segment and total Company organic net sales growth.

Pension Accounting and Asset Allocation Change

In the first quarter of 2019, the Company is adopting Accounting Standard Update (ASU) 2017-07, which requires the Company to present the service cost component of net benefit cost in the same line items in which it reports compensation cost. The Company will present all other components of net benefit cost outside operating income in a new line item named Pension and Postretirement Non-Service Income. There is no impact to the Company’s reported Net Income, only a shift between line items. However, Pension and Postretirement Non-Service Income will shift out of Adjusted Operating Profit to its own line below Adjusted Operating Profit resulting in a headwind for Adjusted Operating Profit prospectively. On June 27, 2018, the Company furnished a Current Report on Form 8-K with historical financial information that has been recast to reflect ASU 2017-07. This recast financial information is provided to ensure comparability, as the Company’s guidance is based on growth from this recast base.

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After the previously-mentioned voluntary pension plan contribution, the plans started shifting its asset mix to a higher proportion of fixed income assets. This asset mix shift reduces the Company’s expected return on plan assets. As outlined in the Company’s guidance, this reduction in expected return will reduce the previously-mentioned Pension and Postretirement Non-Service Income line.

Standalone Fiscal 2019 and Fiscal 2020 Outlook

The Company is providing standalone fiscal 2019 guidance as summarized below:

•	Reported net sales growth in the range of 0.5% to 1.5%.

•	Organic net sales growth, excluding the previously-mentioned impact of the Trenton facility sale and related Foodservice business exit, is expected to be in the range of 1.0% to 2.0%.

•	Adjusted gross margin in the range of 29.7% to 30.0%.

•	Input cost inflation in the range of 3.0% to 3.2%.

•	Adjusted operating margin in the range of 15.0% to 15.3%. As previously mentioned, this metric now reflects the impact of ASU 2017-07.

•	Effective tax rate in the range of 23% to 24%.

•	Pension and Postretirement Non-Service Income, recast as described above, is expected to decrease approximately $46 million. This decrease is related to the previously-mentioned asset mix shift.

The Company is providing standalone fiscal first quarter 2019 guidance as summarized below:

•	Reported net sales growth in the range of 2.0% to 2.5%.

•	Adjusted operating margin in the range of 14.1% to 14.4%.

•	Adjusted diluted EPS in the range of $0.46 to $0.49.

The Company’s three-year standalone fiscal 2020 financial algorithm, which uses fiscal 2017 as the base year, remains on-track. The Company is truing up its algorithm, which now reflects changes in pension accounting standards and the Company’s strategic decision to shift brand building investments from A&P marketing to retailer marketing.

The trued-up three-year standalone fiscal 2020 financial algorithm, which uses fiscal 2017 as the base year, is summarized below:

•	Strategic Shift from A&P Marketing to Retailer Marketing: The Company intends to continue shifting marketing investments from A&P marketing to retailer marketing in order to achieve higher returns on total marketing investments. The Company estimates that A&P as a percent of net sales will decrease by approximately 150 basis points with a corresponding decrease in adjusted gross margin of 150 basis points. While retailer marketing is accounted for as a reduction to net sales, the improved return on these investments is expected to result in a net neutral impact on the 3-year compound annual growth rate (CAGR) of organic net sales.

	Prior	Trued-Up
FY17-FY20 Organic Net Sales CAGR[3]	1% to 2%	1% to 2%
FY20 Adjusted Gross Margin	~32.0%	~30.5%
FY20 A&P (as % of net sales)	~4.7%	~3.2%

[3]	CAGR stands for Compound Annual Growth Rate for the three years ending in FY20.

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•	Changes in Pension Accounting Standards: As previously noted, Pension and Postretirement Non-Service Income will be moved to a new line item. As a result of adopting the new accounting standard, SG&A as a percent of net sales is expected to increase by approximately 100 basis points with a corresponding decrease in operating margin by 100 basis points. There is no impact to Net Income, only a shift between line items.

	Prior	Trued-Up
FY20 Adjusted SG&A, excl. A&P	~10.8%	~11.8%
FY20 Adjusted Operating Margin	~16.5%	~15.5%

All guidance metrics shown above include the expected results for the Wesson oil business and exclude the expected results for the Company’s Canadian Del Monte processed fruit and vegetable business for the full time-period indicated. The Company continues to assess alternatives for the Wesson oil business. All guidance metrics shown above do not include any impact from the pending acquisition of Pinnacle Foods.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

Items Affecting Fourth Quarter Fiscal 2018 Comparability

Included in the $0.18 diluted EPS from continuing operations for the fourth quarter of fiscal 2018 (EPS amounts rounded and after tax)

•	Approximately $0.01 per diluted share of net expense, or $4.8 million pre-tax ($4.2 million after tax), related to restructuring plans ($2.2 million in cost of goods sold (COGS) and $2.6 million in SG&A)

•	Approximately $0.01 per diluted share of net expense, or $4.0 million pre-tax ($3.3 million after tax), related to costs associated with acquisitions and divestitures (SG&A)

•	Approximately $0.01 per diluted share of net expense, or $4.8 million pre-tax ($3.7 million after tax), related to goodwill and intangible impairment charges (SG&A)

•	Approximately $0.29 per diluted share of net expense, or $151.0 million pre-tax ($113.3 million after tax), related to legal matters (SG&A)

•	Approximately $0.01 per diluted share of net gain, or $4.3 million pre-tax ($3.3 million after tax), related to corporate hedging of derivatives (COGS)

•	Approximately $0.01 per diluted share of net expense, or $3.6 million, of tax items primarily related to the 2017 U.S. Tax Cuts and Jobs Act (Tax)

Included in the $0.36 diluted EPS from continuing operations for the fourth quarter of fiscal 2017 (EPS amounts rounded and after tax)

•	Approximately $0.02 per diluted share of net expense, or $16.0 million pre-tax ($10.5 million after tax), related to restructuring plans ($5.5 million in COGS and $10.5 million in SG&A)

•	Approximately $0.05 per diluted share of net expense, or $31.4 million pre-tax ($19.6 million after tax), related to the planned divestiture of the Wesson oil brand, most of which is related to impairment charges on the Wesson oil production facility ($0.5 million in COGS and $30.9 million in SG&A)

•	Approximately $0.16 per diluted share of net expense, or $95.5 million pre-tax ($66.7 million after tax), related to goodwill and intangible impairment charges (SG&A)

•	Approximately $0.01 per diluted share of net income, or $5.7 million pre-tax ($3.7 million after tax), related to a historical lawsuit (SG&A)

•	Approximately $0.01 per diluted share of net expense, or $5.5 million pre-tax ($3.4 million after tax), related to corporate hedging of derivatives (COGS)

•	Approximately $0.21 per diluted share of net tax benefit, or $91.3 million, related to a tax adjustment of valuation allowance associated with the then-planned divestiture of the Wesson oil brand (Tax)

•	Approximately $0.01 per diluted share of beneficial impact due to rounding

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Discussion of Results

Conagra Brands has changed the date of its conference call. The Company will host a webcast and conference call at 9:30 a.m. Eastern Time today to discuss the results and pending Pinnacle Foods acquisition.

The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the continental U.S. and 1-412-902-6506 for all other participants and using passcode 8320318. Please dial in 10 to 15 minutes prior to the call start time. Following the Company’s remarks, the conference call will include a question-and-answer session with the investment community.

A replay of the webcast will be available on conagrabrands.com/investor-relations under Events & Presentations until June 27, 2019.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim® and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Blake’s®, Frontera®, Duke’s® and Angie’s® BOOMCHICKAPOP®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks and uncertainties include, among other things: the failure to obtain Pinnacle Foods shareholder approval of the proposed transaction; the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval and any conditions imposed on the combined entity in connection with consummation of the proposed transaction; delay in closing the proposed transaction or the possibility of non-consummation of the proposed transaction; the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, including that the proposed transaction may not be accretive within the expected timeframe or to the extent anticipated; the occurrence of any event that could give rise to termination of the merger agreement; the risk that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; risks related to the disruption of the proposed transaction to us and our management; the effect of the announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; the ability and timing to obtain required regulatory approvals and satisfy other closing conditions for the pending divestiture of our Del Monte processed fruit and vegetable business in Canada; our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business; the continued evaluation of the role of our Wesson oil business; general economic and industry conditions; our ability to successfully execute our long-term value creation strategy; our ability to access capital on acceptable terms or at all; our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs; the effectiveness of our hedging activities and our ability to respond to volatility in commodities; the competitive environment and related market conditions; our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; the ultimate impact of any

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product recalls and litigation, including litigation related to the lead paint and pigment matters; actions of governments and regulatory factors affecting our businesses, including the ultimate impact of recently enacted U.S tax legislation and related regulations or interpretations; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted diluted EPS from continuing operations, organic net sales, adjusted gross profit, adjusted operating profit, adjusted gross margin, and adjusted operating margin. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted diluted EPS from continuing operations, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Additional Information and Where to Find It

In connection with the proposed transaction, Conagra Brands will file a registration statement on Form S-4 with the SEC. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of Pinnacle Foods. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Pinnacle Foods at its website, www.pinnaclefoods.com, or by contacting the Pinnacle Foods Investor Relations department at 1-973-541-8629, or from Conagra Brands at its website, www.conagrabrands.com, or by contacting the Conagra Brands Investor Relations department at 1-312-549-5002.

Participants in Solicitation

Conagra Brands and Pinnacle Foods and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information concerning Conagra Brands’ participants is set forth in the proxy statement, filed August 11, 2017, for Conagra Brands’ 2017 annual meeting of stockholders as filed with the SEC on Schedule 14A. Information concerning Pinnacle Foods’ participants is set forth in the proxy statement, filed April 20, 2018, for Pinnacle Foods’ 2018 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	May 27, 2018	May 28, 2017	Percent Change
Net sales	$1,966.2	$1,861.7	5.6%
Costs and expenses:
Cost of goods sold	1,390.8	1,332.7	4.4%
Selling, general and administrative expenses	441.5	417.8	5.7%
Interest expense, net	44.5	37.5	18.7%

Income from continuing operations before income taxes and equity method investment earnings	89.4	73.7	21.3%
Income tax expense (benefit)	36.5	(60.8)	N/A
Equity method investment earnings	17.7	19.1	(7.2)%

Income from continuing operations	70.6	153.6	(54.1)%
Loss from discontinued operations, net of tax	(0.3)	(1.7)	(82.6)%

Net income	$70.3	$151.9	(53.7)%

Less: Net income attributable to noncontrolling interests	0.7	0.6	16.1%

Net income attributable to Conagra Brands, Inc.	$69.6	$151.3	(54.0)%

Earnings per share - basic
Income from continuing operations	$0.18	$0.36	(50.0)%
Income from discontinued operations	—	—	—%

Net income attributable to Conagra Brands, Inc.	$0.18	$0.36	(50.0)%

Weighted average shares outstanding	392.9	420.3	(6.5)%

Earnings per share - diluted
Income from continuing operations	$0.18	$0.36	(50.0)%
Income from discontinued operations	—	—	—%

Net income attributable to Conagra Brands, Inc.	$0.18	$0.36	(50.0)%

Weighted average share and share equivalents outstanding	395.6	424.9	(6.9)%

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FOURTH QUARTER YEAR TO DATE
	Fifty-two weeks ended	Fifty-two weeks ended
	May 27, 2018	May 28, 2017	Percent Change
Net sales	$7,938.3	$7,826.9	1.4%
Costs and expenses:
Cost of goods sold	5,586.8	5,484.8	1.9%
Selling, general and administrative expenses	1,318.0	1,417.1	(7.0)%
Interest expense, net	158.7	195.5	(18.8)%

Income from continuing operations before income taxes and equity method investment earnings	874.8	729.5	19.9%
Income tax expense	174.6	254.7	(31.5)%
Equity method investment earnings	97.3	71.2	36.6%

Income from continuing operations	797.5	546.0	46.1%
Income from discontinued operations, net of tax	14.3	102.0	(86.0)%

Net income	$811.8	$648.0	25.3%

Less: Net income attributable to noncontrolling interests	3.4	8.7	(60.9)%

Net income attributable to Conagra Brands, Inc.	$808.4	$639.3	26.4%

Earnings per share - basic
Income from continuing operations	$1.97	$1.26	56.3%
Income from discontinued operations	0.03	0.22	(86.4)%

Net income attributable to Conagra Brands, Inc.	$2.00	$1.48	35.1%

Weighted average shares outstanding	403.9	431.9	(6.5)%

Earnings per share - diluted
Income from continuing operations	$1.95	$1.25	56.0%
Income from discontinued operations	0.03	0.21	(85.7)%

Net income attributable to Conagra Brands, Inc.	$1.98	$1.46	35.6%

Weighted average share and share equivalents outstanding	407.4	436.0	(6.6)%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 27, 2018	May 28, 2017
ASSETS
Current assets
Cash and cash equivalents	$128.0	$251.4
Receivables, less allowance for doubtful accounts of $2.0 and $3.1	582.6	563.4
Inventories	997.1	927.9
Prepaid expenses and other current assets	186.8	228.7
Current assets held for sale	44.4	41.8

Total current assets	1,938.9	2,013.2
Property, plant and equipment, net	1,620.1	1,633.1
Goodwill	4,502.5	4,295.3
Brands, trademarks and other intangibles, net	1,284.5	1,223.7
Other assets	906.3	790.6
Noncurrent assets held for sale	137.2	140.4

	$10,389.5	$10,096.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$277.3	$28.2
Current installments of long-term debt	307.0	199.0
Accounts payable	915.1	773.1
Accrued payroll	163.9	167.6
Other accrued liabilities	672.9	552.6

Total current liabilities	2,336.2	1,720.5
Senior long-term debt, excluding current installments	3,035.6	2,573.3
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,065.2	1,528.8
Total stockholders’ equity	3,756.6	4,077.8

	$10,389.5	$10,096.3

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Cash Flows

(in millions)

Unaudited

	Fifty-two weeks ended
	May 27, 2018	May 28, 2017
Cash flows from operating activities:
Net income	$811.8	$648.0
Income from discontinued operations	14.3	102.0

Income from continuing operations	797.5	546.0
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	257.0	268.0
Asset impairment charges	14.7	343.3
Gain on divestitures	—	(197.4)
Lease cancellation expense	48.2	—
Loss on extinguishment of debt	—	93.3
Significant litigation accruals	151.0	—
Earnings of affiliates in excess of distributions	(34.8)	(3.0)
Stock-settled share-based payments expense	37.9	36.1
Contributions to pension plans	(312.6)	(163.0)
Pension benefit	(56.1)	(21.4)
Other items	(34.0)	39.9
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(4.7)	104.7
Inventories	(62.8)	123.3
Deferred income taxes and income taxes payable, net	10.5	52.3
Prepaid expenses and other current assets	3.2	15.0
Accounts payable	144.9	71.0
Accrued payroll	(8.0)	(52.4)
Other accrued liabilities	(32.2)	(114.9)

Net cash flows from operating activities - continuing operations	919.7	1,140.8
Net cash flows from operating activities - discontinued operations	34.5	34.7

Net cash flows from operating activities	954.2	1,175.5

Cash flows from investing activities:
Additions to property, plant and equipment	(251.6)	(242.1)
Sale of property, plant and equipment	8.0	13.2
Proceeds from divestitures	—	489.0
Purchase of businesses	(337.1)	(325.7)
Other items	4.5	—

Net cash flows from investing activities - continuing operations	(576.2)	(65.6)
Net cash flows from investing activities - discontinued operations	—	(123.7)

Net cash flows from investing activities	(576.2)	(189.3)

Cash flows from financing activities:
Net short-term borrowings	249.1	14.3
Issuance of long-term debt, net of debt issuance costs	797.0	—
Repayment of long-term debt	(242.3)	(1,064.5)
Payment of intangible asset financing arrangement	(14.4)	(14.9)
Repurchase of Conagra Brands, Inc. common shares	(967.3)	(1,000.0)
Cash dividends paid	(342.3)	(415.0)
Exercise of stock options and issuance of other stock awards, including tax withholdings	14.9	73.8
Other items	(1.6)	(1.9)

Net cash flows from financing activities - continuing operations	(506.9)	(2,408.2)
Net cash flows from financing activities - discontinued operations	—	839.1

Net cash flows from financing activities	(506.9)	(1,569.1)

Effect of exchange rate changes on cash and cash equivalents	5.5	(0.2)
Net change in cash and cash equivalents	(123.4)	(583.1)
Add: Cash balance included in assets held for sale and discontinued operations at beginning of period	—	36.4
Less: Cash balance included in assets held for sale and discontinued operations at end of period	—	—
Cash and cash equivalents at beginning of year	251.4	798.1

Cash and cash equivalents at end of year	$128.0	$251.4

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY18	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Commercial	Total Conagra Brands
Net Sales	$802.5	$690.7	$208.9	$264.1	—	$1,966.2
Impact of foreign exchange	—	—	(5.3)	—	—	(5.3)
Net sales from acquired businesses	(44.5)	(17.3)	(0.1)	—	—	(61.9)

Organic Net Sales	$758.0	$673.4	$203.5	$264.1	—	$1,899.0

Year-over-year change - Net Sales	7.1%	7.9%	2.0%	(1.2)%	—%	5.6%
Impact of foreign exchange (pp)	—	—	(2.6)	—	—	(0.3)
Net sales from acquired businesses (pp)	(6.0)	(2.7)	—	—	—	(3.3)

Organic Net Sales Growth	1.1%	5.2%	(0.6)%	(1.2)%	—%	2.0%

Volume (Organic)	(0.3)%	2.9%	(2.5)%	(5.4)%		(0.1)%
Price/Mix	1.4%	2.3%	1.9%	4.2%		2.1%

Q4 FY17	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Commercial	Total Conagra Brands
Net Sales	$749.4	$640.2	$204.7	$267.4	—	$1,861.7
Net sales from divested businesses	—	—	—	—	—	—

Organic Net Sales	$749.4	$640.2	$204.7	$267.4	—	$1,861.7

FY18	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Commercial	Total Conagra Brands
Net Sales	$3,287.0	$2,753.0	$843.5	$1,054.8	—	$7,938.3
Impact of foreign exchange	—	—	(27.9)	—	—	(27.9)
Net sales from acquired businesses	(143.2)	(25.8)	(0.1)	—	—	(169.1)

Organic Net Sales	$3,143.8	$2,727.2	$815.5	$1,054.8	—	$7,741.3

Year-over-year change - Net Sales	2.4%	3.8%	3.4%	(2.2)%	(100.0)%	1.4%
Impact of foreign exchange (pp)	—	—	(3.4)	—	—	(0.4)
Net sales from acquired businesses (pp)	(4.4)	(1.0)	(0.1)	—	—	(2.1)
Net sales from divested businesses (pp)	—	—	—	—	(100.0)	0.9

Organic Net Sales Growth	(2.0)%	2.8%	(0.1)%	(2.2)%	—%	(0.2)%

Volume (Organic)	(1.6)%	2.6%	(2.8)%	(10.9)%	N/A	(1.5)%
Price/Mix	(0.4)%	0.2%	2.7%	8.7%	N/A	1.3%

FY17	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Commercial	Total Conagra Brands
Net Sales	$3,208.8	$2,652.7	$816.0	$1,078.3	71.1	$7,826.9
Net sales from divested businesses	—	—	—	—	(71.1)	(71.1)

Organic Net Sales	$3,208.8	$2,652.7	$816.0	$1,078.3	—	$7,755.8

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY18	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$173.2	$122.9	$17.9	$27.2	$(207.3)	$133.9
Restructuring plans	3.5	—	0.4	—	0.9	4.8
Intangible impairment charges	4.0	—	0.8	—	—	4.8
Acquisitions and divestitures	0.4	—	—	—	3.6	4.0
Pension settlement	—	—	—	—	1.3	1.3
Legal matters	—	—	—	—	151.0	151.0
Corporate hedging derivative losses (gains)	—	—	—	—	(4.3)	(4.3)

Adjusted Operating Profit	$181.1	$122.9	$19.1	$27.2	$(54.8)	$295.5

Operating Profit Margin	21.6%	17.8%	8.6%	10.3%		6.8%
Adjusted Operating Profit Margin	22.6%	17.8%	9.1%	10.3%		15.0%
Year-over-year % change - Operating Profit	240.5%	15.0%	N/A	14.6%	250.0%	20.4%
Year-over year % change - Adjusted Operating Profit	13.7%	14.9%	6.4%	14.6%	1.5%	16.4%
Year-over-year bps change - Adjusted Operating Profit	121 bps	109 bps	47 bps	142 bps		139 bps

Q4 FY17	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$50.9	$106.9	$(11.1)	$23.7	$(59.2)	$111.2
Restructuring plans	9.9	0.1	0.6	—	5.4	16.0
Goodwill and intangible impairment charges	67.1	—	28.4	—	—	95.5
Acquisitions and divestitures	31.4	—	—	—	—	31.4
Legal matters	—	—	—	—	(5.7)	(5.7)
Corporate hedging derivative losses (gains)	—	—	—	—	5.5	5.5

Adjusted Operating Profit	$159.3	$107.0	$17.9	$23.7	$(54.0)	$253.9

Operating Profit Margin	6.8%	16.7%	(5.4)%	8.9%		6.0%
Adjusted Operating Profit Margin	21.3%	16.7%	8.7%	8.9%		13.6%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY18	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Commercial	Corporate Expense	Total Conagra Brands
Operating Profit	$724.8	$479.4	$86.5	$121.8	$—	$(379.0)	$1,033.5
Restructuring plans	14.1	0.1	1.5	—	—	22.3	38.0
Intangible impairment charges	4.0	—	0.8	—	—	—	4.8
Acquisitions and divestitures	11.4	0.7	—	—	—	3.6	15.7
Pension settlement and valuation adjustment	—	—	—	—	—	5.4	5.4
Legal matters	—	—	—	—	—	151.0	151.0
Corporate hedging derivative losses (gains)	—	—	—	—	—	(6.2)	(6.2)
Early exit of an unfavorable lease contract by purchasing the building	—	—	—	—	—	34.9	34.9

Adjusted Operating Profit	$754.3	$480.2	$88.8	$121.8	$—	$(168.0)	$1,277.1

Operating Profit Margin	22.1%	17.4%	10.3%	11.5%			13.0%
Adjusted Operating Profit Margin	22.9%	17.4%	10.5%	11.5%			16.1%
Year-over-year % change - Operating Profit	10.9%	7.5%	N/A	15.8%	(100.0)%	21.0%	11.7%
Year-over year % change - Adjusted Operating Profit	(3.1)%	6.2%	30.6%	13.9%	(100.0)%	(5.3)%	3.5%
Year-over-year bps change - Adjusted Operating Profit	(132) bps	41 bps	219 bps	163 bps			33 bps

FY17	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Commercial	Corporate Expense	Total Conagra Brands
Operating Profit	$653.7	$445.8	$(168.9)	$105.1	$202.6	$(313.3)	$925.0
Gain on sale of Spicetec and J.M. Swank businesses	—	—	—	—	(197.4)	—	(197.4)
Restructuring plans	25.3	6.2	0.9	1.8	—	29.4	63.6
Goodwill and intangible impairment charges	68.3	—	235.9	—	—	—	304.2
Acquisitions and divestitures	31.4	—	—	—	—	—	31.4
Early extinguishment of debt	—	—	—	—	—	93.3	93.3
Salaried pension plan lump sum settlement	—	—	—	—	—	13.8	13.8
Legal matters	—	—	—	—	—	(5.7)	(5.7)
Corporate hedging derivative losses (gains)	—	—	—	—	—	5.1	5.1

Adjusted Operating Profit	$778.7	$452.0	$67.9	$106.9	$5.2	$(177.4)	$1,233.3

Operating Profit Margin	20.4%	16.8%	(20.7)%	9.7%			11.8%
Adjusted Operating Profit Margin	24.3%	17.0%	8.3%	9.9%			15.8%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY18	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income from continuing operations before income taxes and equity method investment earnings	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$575.4	$441.5	$133.9	$89.4	$36.5	34.1%	$69.6	0.18

% of Net Sales	29.3%	22.5%	6.8%

Restructuring plans	2.2	2.6	4.8	4.8	0.6		4.2	0.01
Acquisitions and divestitures	—	4.0	4.0	4.0	0.7		3.3	0.01
Corporate hedging losses (gains)	(4.3)	—	(4.3)	(4.3)	(1.0)		(3.3)	(0.01)
Pension settlement	—	1.3	1.3	1.3	0.1		1.2	—
Intangible impairment charges	—	4.8	4.8	4.8	1.1		3.7	0.01
Advertising and promotion expenses [2]	—	59.5	—	—	—		—	—
Legal matters	—	151.0	151.0	151.0	37.7		113.3	0.29
Tax reform adjustments	—	—	—	—	(3.4)		3.4	0.01
Unusual tax items	—	—	—	—	(0.2)		0.2	—
Loss from discontinued operations, net of noncontrolling interests	—	—	—	—	—		0.3	—

Adjusted	$573.3	$218.3	$295.5	$251.0	$72.1	26.8%	$195.9	0.50

% of Net Sales	29.2%	11.1%	15.0%

Year-over-year % of net sales change – reported	85 bps	1 bps	84 bps

Year-over-year % of net sales change – adjusted	12 bps	(23) bps	139 bps

Year-over-year change - reported	8.8%	5.7%	20.4%	21.3%	N/A		(54.0)%	(50.0)%

Year-over-year change - adjusted	6.1%	3.4%	16.4%	16.0%	(7.2)%		24.6%	35.1%

Q4 FY17	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income from continuing operations before income taxes and equity method investment earnings	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$529.0	$417.8	$111.2	$73.7	$(60.8)	(65.5)%	$151.3	$0.36

% of Net Sales	28.4%	22.4%	6.0%

Adjustment to the gain on sale of Spicetec and J.M. Swank businesses	—	—	—	—	1.0		(1.0)	—
Restructuring plans	5.5	10.5	16.0	16.0	5.5		10.5	0.02
Acquisitions and divestitures	0.5	30.9	31.4	31.4	11.8		19.6	0.05
Corporate hedging losses (gains)	5.5	—	5.5	5.5	2.1		3.4	0.01
Goodwill and intangible impairment charges	—	95.5	95.5	95.5	28.8		66.7	0.16
Advertising and promotion expenses [2]	—	75.5	—	—	—		—	—
Legal matters	—	(5.7)	(5.7)	(5.7)	(2.0)		(3.7)	(0.01)
Tax adjustment of valuation allowance	—	—	—	—	91.3		(91.3)	(0.21)
Loss from discontinued operations, net of noncontrolling interests	—	—	—	—	—		1.7	—
Rounding	—	—	—	—	—		—	(0.01)

Adjusted	$540.5	$211.1	$253.9	$216.4	$77.7	33.0%	$157.2	$0.37

% of Net Sales	29.0%	11.3%	13.6%

[1]	Operating profit is the derived from taking Income from continuing operations before income taxes and equity method investment earnings and adding back Interest expense, net.
[2]	Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance. Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY18	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income from continuing operations before income taxes and equity method investment earnings	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$2,351.5	$1,318.0	$1,033.5	$874.8	$174.6	18.0%	$808.4	$1.95

% of Net Sales	29.6%	16.6%	13.0%

Restructuring plans	7.8	30.2	38.0	38.0	11.0		27.0	0.07
Acquisitions and divestitures	0.6	15.1	15.7	15.7	4.8		10.9	0.03
Corporate hedging losses (gains)	(6.2)	—	(6.2)	(6.2)	(1.6)		(4.6)	(0.01)
Pension settlement and valuation adjustment	—	5.4	5.4	5.4	1.7		3.7	0.01
Intangible impairment charges	—	4.8	4.8	4.8	1.1		3.7	0.01
Early exit of an unfavorable lease contract by purchasing the building	—	34.9	34.9	34.9	9.3		25.6	0.06
Gain on substantial liquidation of an international joint venture	—	—	—	—	(1.4)		(2.9)	(0.01)
Advertising and promotion expenses [2]	—	278.6	—	—	—		—	—
Legal matters	—	151.0	151.0	151.0	37.7		113.3	0.28
Wesson valuation allowance adjustment	—	—	—	—	(78.6)		78.6	0.19
Tax reform adjustments	—	—	—	—	233.3		(233.3)	(0.57)
Unusual tax items	—	—	—	—	(42.1)		42.1	0.10
Income from discontinued operations, net of noncontrolling interests	—	—	—	—	—		(14.3)	—

Adjusted	$2,353.7	$798.0	$1,277.1	$1,118.4	$349.8	28.9%	$858.2	$2.11

% of Net Sales	29.7%	10.1%	16.1%

Year-over-year % of net sales change – reported	(30) bps	(150) bps	120 bps

Year-over-year % of net sales change – adjusted	(57) bps	(21) bps	33 bps

Year-over-year change - reported	0.4%	(7.0)%	11.7%	19.9%	(31.5)%		26.4%	56.0%

Year-over-year change - adjusted	(0.5)%	(0.7)%	3.5%	7.7%	(0.2)%		13.4%	21.3%

FY17	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income from continuing operations before income taxes and equity method investment earnings	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income from continuing operations attributable to Conagra Brands, Inc common stockholders
Reported	$2,342.1	$1,417.1	$925.0	$729.5	$254.7	31.8%	$639.3	$1.25

% of Net Sales	29.9%	18.1%	11.8%

Gain on sale of Spicetec and J.M. Swank businesses	—	(197.4)	(197.4)	(197.4)	(129.0)		(68.4)	(0.16)
Restructuring plans	17.2	46.4	63.6	63.6	22.2		41.4	0.09
Acquisitions and divestitures	0.5	30.9	31.4	31.4	11.8		19.6	0.05
Corporate hedging losses (gains)	5.1	—	5.1	5.1	1.9		3.2	0.01
Goodwill and intangible impairment charges	—	304.2	304.2	304.2	46.5		257.7	0.59
Early extinguishment of debt	—	93.3	93.3	93.3	33.1		60.2	0.14
Salaried pension plan lump sum settlement	—	13.8	13.8	13.8	5.3		8.5	0.02
Advertising and promotion expenses [2]	—	328.3	—	—	—		—	—
Legal matters	—	(5.7)	(5.7)	(5.7)	(2.0)		(3.7)	(0.01)
Tax adjustment of valuation allowance	—	—	—	—	91.3		(91.3)	(0.21)
Unusual tax items	—	—	—	—	14.6		(14.6)	(0.03)
Income from discontinued operations, net of noncontrolling interests	—	—	—	—	—		(95.2)	—

Adjusted	$2,364.9	$803.3	$1,233.3	$1,037.8	$350.4	31.6%	$756.7	$1.74

% of Net Sales	30.2%	10.3%	15.8%

[1]	Operating profit is the derived from taking Income from continuing operations before income taxes and equity method investment earnings and adding back Interest expense, net.
[2]	Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance. Please note that A&P is not removed from adjusted profit measures.